Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175243, 333-163828, 333-135429, 333-118399, 333-61252, 333-33684, and 333-33608 on Form S-8 and in Registration Statement No. 333-200051 on Form S-3ASR of our reports dated February 23, 2017, relating to the consolidated financial statements and financial statement schedule of Vectren Corporation and subsidiaries, and the effectiveness of Vectren Corporation's and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
February 23, 2017